UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): February 1, 2007


                              INVACARE CORPORATION
                              --------------------
             (Exact Name of Registrant as Specified in its Charter)


     OHIO                          001-15103                   95-2680965
     ----                          ---------                   -----------
(State or Other               (Commission File No.)         (IRS Employer
Jurisdiction of                                              Identification No.)
Incorporation)


               One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036
              ----------------------------------------------------
                    (Address of Principal Executive Offices)


                                 (440) 329-6000
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

--------------------------------------------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 204.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.Results of Operations and Financial Condition.

     On February 1, 2007, Invacare Corporation issued a press release providing its financial results for the fourth quarter and twelve months ended December 31, 2006. The press release is furnished herewith as Exhibit 99.1.

Item 8.01.Other Events.

     The following information which is contained in the press release furnished by Invacare Corporation under Item 2.02 of this Form 8-K is hereby filed by the Company under this Item 8.01.

     Results for the fourth quarter 2006 and fiscal 2006. In its press release dated January 17, 2007, Invacare Corporation provided estimates for certain of its fourth quarter and fiscal year 2006 financial results. The results set forth below update the estimated results set forth in the January 17, 2007 press release. During the course of the preparation of Invacare Corporation's final consolidated audited financial statements and related notes, Invacare Corporation may identify items that would require it to make adjustments to the preliminary financial information presented below, which could be significant.

     Specifically, for the fourth quarter of 2006, Invacare Corporation had:

     o    Net sales of $385 million  versus $367 million for the fourth  quarter
          2005.

     o    Gross margin of $99 million versus $106 million for the fourth quarter
          2005,   which  is  net  of   inventory   mark-downs   resulting   from
          restructuring of $2 million in 2006.

     o Net earnings (loss) of ($338) million versus $7 million for the fourth quarter 2005.

     o    Adjusted   earnings   before   interest,   taxes,   depreciation   and
          amortization(1) (EBITDA) of $28 million versus Adjusted EBITDA of $33 million for the fourth quarter 2005.

     For fiscal year 2006, Invacare Corporation had:

     o    Net sales of $1.50 billion versus $1.53 billion for fiscal year 2005.

     o    Gross margin of $417  million  versus $446 million for the fiscal year
          2005,   which  is  net  of   inventory   mark-downs   resulting   from
          restructuring of $4 million in 2006.

     o Net earnings (loss) of ($318) million versus $49 million for the fiscal year 2005.

     o Adjusted EBITDA(1) of $121 million versus Adjusted EBITDA of $150 million for fiscal year 2005.
------------

(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following: interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, debt finance charges, interest and fees associated with our debt refinancing, bank fees classified as SG&A expense, incremental reserve against accounts receivable, asset write-downs related to goodwill and other intangible assets and stock option expense. It should be noted that Invacare Corporation's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a company's future operating performance and cash flow. Moreover, the Company's definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain measurements under its indenture that it anticipates entering into in connection with our proposed issuance under Rule 144A of senior notes; although it may be similar to or different than Adjusted EBITDA as defined in the Company's proposed new senior secured credit facility, which has not yet been finalized. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate its performance. For a reconciliation of these Adjusted EBITDA ranges to net earnings, the most directly comparable GAAP financial measure, see "Reconciliation of Net Earnings to Adjusted EBITDA" below.

     Cash and cash equivalents at December 31, 2006 were $82.4 million and debt level was $573.1 million. Peak borrowings during fourth quarter 2006 were approximately $25 million higher than this amount, reflecting seasonal working capital requirements and growth.

     The adjusted fourth quarter 2006 and adjusted fiscal year 2006 results above exclude restructuring charges for fiscal year 2006 of $21.3 million ($10 million of this amount has been recognized previously over the nine months ended September 30, 2006), additional fourth quarter debt finance charges, interest and fees aggregating $3.7 million due to debt covenant violations (previously reported in our September 30, 2006 Form 10-Q), and, as described below, a fourth quarter charge relating to accounts receivable collectibility issues arising primarily from Medicare reimbursement reductions for power wheelchairs announced on November 15, 2006, and an impairment charge related to goodwill and other intangible assets.

     Incremental Reserve Against Accounts Receivable. Due to recent changes in Medicare reimbursement regulations, specifically changes to the qualification processes and reimbursement levels of power wheelchairs, there is increased collectibility risk to Invacare Corporation. As a result of these changes in reimbursement, the Company performed a review of customers most vulnerable to changes in the reimbursement for power mobility products and, as part of its 2006 fourth quarter financial results, the Company recorded an incremental reserve against accounts receivable of approximately $26.8 million pre-tax, which is not included in Adjusted EBITDA for 2006 or fourth quarter 2006 above. In response to these regulatory changes, the Company is implementing tighter credit policies and is working with certain customers in an effort to help them reduce costs and improve their financial viability.

     Impairment of Goodwill and Other Intangible Assets. The Company undertakes its annual impairment test of goodwill and intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, in connection with the preparation of its fourth quarter results each year. As a result of the reduced profitability of its NA/HME operating segment, and uncertainty associated with future market conditions, the Company recorded an impairment charge related to goodwill and intangible assets of this segment of approximately $300.4 million pre-tax. The Company is in process of finalizing the underlying valuation associated with this charge in accordance with SFAS No. 142; however, based on the information known at this time, this is the Company's best estimate of the impairment. This charge is not included in Adjusted EBITDA for 2006 or fourth quarter 2006 above.

Debt Recapitalization Update

     The Company has obtained a commitment letter for the refinancing of the Company's existing indebtedness and is working with these lenders to put in place a long-term capital structure. The Company currently expects to complete the new financing by mid-February 2007. The new financing is expected to include a senior secured revolving credit facility and term loans along with additional senior note and/or equity-linked financing. This new financing program is expected to result in total capacity of approximately $700 million and will be used to refinance the existing revolving credit facility, private placement notes, asset-backed securitization, and related refinancing fees.

     The Company estimates that the weighted average interest rate of the new facilities and securities combined will be approximately 7.5% to 9.5% versus the current weighted average interest rate of approximately 5.9%.

Reconciliation of Net Earnings to Adjusted EBITDA(1)

     The following is a reconciliation of Adjusted EBITDA(1) to net earnings, the most directly comparable GAAP financial measure.

                                                     Three Months Ended December 31,                 Year Ended December 31,
                                                 -----------------------------------            --------------------------------
                                                       2005                    2006                   2005                  2006
                                                 ----------              ----------             ----------            ----------
                                                                                 ($ in thousands)
Net earnings (loss)......................        $    7,082               ($337,627)           $    48,852             ($317,774)
Interest expense.........................             7,093                   9,336                 27,246                34,084
Income taxes.............................             2,880                   1,625                 22,450                 8,250
Depreciation and amortization............             9,826                  10,896                 40,524                39,892
                                                 ----------               ----------            ----------            ----------
EBITDA...................................        $   26,881               ($315,770)           $   139,072             ($235,548)
Restructuring charges(2).................             4,773                  11,253                  7,533                21,250
Debt finance charges, interest and fees
  associated with debt refinancing(3)....                --                   3,745                     --                 3,745
Bank fees classified as SG&A expense.....               700                     735                  2,563                 2,845
Stock option expense(4)..................               223                     647                    881                 1,587
Incremental accounts receivable reserve(5)               --                  26,775                     --                26,775
Asset write-downs related to goodwill and
  other intangible assets(6).............                --                 300,417                     --               300,417
                                                 ----------               ----------            ----------            ----------
Adjusted EBITDA(1).......................        $   32,577                 $27,802            $   150,049              $121,071
                                                 ==========               ==========            ==========            ===========

------------

(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following: interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, debt finance charges, interest and fees associated with debt refinancing, bank fees classified as SG&A expense, stock option expense, incremental reserve against accounts receivable and asset write-downs related to goodwill and other intangible assets. It should be noted that Invacare Corporation's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a company's future operating performance and cash flow. Moreover, the Company's definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain measurements under its indenture that it anticipates entering into in connection with our proposed issuance under Rule 144A of senior notes; although it may be similar to or different than Adjusted EBITDA as defined in the Company's proposed new senior secured credit facility, which has not yet been finalized. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate its performance.

(2) In the second half of 2005, the Company initiated multi-year cost reduction plans, and accelerated a restructuring plan in the fourth quarter of 2006. Restructuring charges which have been reported to date have been recorded in both cost of products sold, since it relates to inventory markdowns, and the charge related to restructuring activities.

(3) Aggregate of total fourth quarter interest, finance charges and fees arising as a result of debt covenant violations under existing credit agreements.

(4) Prior to January 1, 2006, the Company accounted for options under its stock-based compensation plans using the intrinsic value method. Effective January 1, 2006, the Company adopted SFAS 123R using the modified prospective application method. Under the modified prospective method, compensation cost was recognized for the three and twelve months ended December 31, 2006 for all stock-based payments granted subsequent to
     January 1, 2006 based upon the grant-date fair value calculated in accordance with SFAS 123R, and all stock-based payments granted prior to, but not vested as of, January 1, 2006 based upon grant-date fair value previously calculated for previously presented pro forma footnote disclosures in accordance with the original provisions of SFAS No. 123, Accounting for Stock Based Compensation. Results for periods prior to January 1, 2006 have not been restated.

(5) Due to recent changes in Medicare reimbursement regulations, specifically changes to the qualification processes and reimbursement levels of power wheelchairs, there is increased collectibility risk to Invacare Corporation. As a result of these changes in reimbursement, the Company performed a review of customers most vulnerable to changes in the reimbursement for power mobility products and, as part of its 2006 fourth quarter financial results, the Company recorded an incremental reserve against accounts receivable of approximately $26.8 million pre-tax. In response to these regulatory changes, the Company is implementing tighter credit policies and is working with certain customers in an effort to help them reduce costs and improve their financial viability.

(6) The Company undertakes its annual impairment test of goodwill and intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, in connection with the preparation of its fourth quarter results each year. As a result of the reduced profitability of its NA/HME operating segment, and uncertainty associated with future market conditions, the Company recorded an impairment charge related to goodwill and intangible assets of this segment of approximately $300.4 million pre-tax. The Company is in process of finalizing the underlying valuation associated with this charge in accordance with SFAS No. 142; however, based on the information known at this time, this is the Company's best estimate of the impairment.


Item 9.01 Financial Statements and Exhibits.

          Exhibit Number                   Description of Exhibit
          --------------            ------------------------------------
              99.1                  Press Release dated February 1, 2007




                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Invacare Corporation

                                        By: /s/ Gregory C. Thompson
                                        ---------------------------
                                        Gregory C. Thompson
                                        Chief Financial Officer



Date:  February 1, 2007